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                        [SOUTHERN FARM BUREAU LETTERHEAD]

                                 April 23, 2003

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549


Gentlemen:

     With reference to Post-Effective Amendment No. 3 to the Registration Statement on Form N-6 (File No. 333-68114) (the "Amendment") filed by Southern Farm Bureau Life Insurance Company (the "Company") and its Southern Farm Bureau Life Variable Life Account with the Securities and Exchange Commission covering certain variable life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

     (1) The Company is duly organized and validly existing under the laws of the State of Mississippi.

     (2) The variable life insurance policies, when issued as contemplated by the Amendment will constitute legal, validly issued and binding obligations of the Company.

     I hereby consent to the filing of this opinion as an exhibit to the Amendment, and to the reference to my name under the caption "LEGAL MATTERS" in the Statement of Additional Information included in the Amendment. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                   Very Truly Yours,


                                   /s/ Joseph A. Purvis
                                   --------------------
                                   Joseph A. Purvis
                                   Vice President, General Counsel and Secretary Southern Farm Bureau Life Insurance Company